Exhibit 99.3

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences

This section describes the material U.S. federal income tax consequences of the ownership of Atlas shares. This discussion is based on current provisions of the Code, treasury regulations promulgated under the Code (“Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. No rulings from the IRS have been or will be sought with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts nor does it in any way constitute an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a beneficial owner of Atlas shares may vary depending upon such beneficial owner’s particular situation or status. This discussion is limited to beneficial owners of Atlas shares who hold such shares as capital assets, and it does not address aspects of U.S. federal income taxation that may be relevant to such beneficial owners that are subject to special treatment under U.S. federal income tax laws, including but not limited to: dealers in securities; banks and other financial institutions; insurance companies; tax-exempt organizations, plans or accounts; persons holding Atlas shares as part of a “hedge,” “straddle” or other risk reduction transaction; persons holding shares of Atlas shares through partnerships, trusts or other entities (except as specifically provided below); persons that actually or constructively own 5% or more of the combined voting power of our voting stock (except as specifically provided below) or of the total value of Atlas shares; a person that acquired Atlas shares pursuant to the exercise of employee stock options or otherwise as compensation; persons that purchased or sells Atlas shares as part of a wash sale for tax purposes; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; and controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code. In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Atlas shares that is, for U.S. federal income tax purposes: an individual that is a citizen or resident of the United States; a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); an estate the income of which is subject to U.S. federal income tax regardless of its source; or a trust, if a court within the United States can exercise primary supervision over its administration, and one or more “United States persons” (as defined in the Code) have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a domestic trust on August 19, 1996 and validly elected to continue to be treated as a domestic trust). For purposes of this discussion, a beneficial owner of Atlas shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder.”

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Atlas shares, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding Atlas shares, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of Atlas shares.

We urge beneficial owners of Atlas shares to consult their own tax advisors as to the particular tax considerations applicable to them relating to the ownership and disposition of Atlas shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

United States Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion of the rules applicable to a PFIC below, any distributions made by us with respect to Atlas shares to a U.S. Holder will constitute dividends, which will be taxable as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in Atlas shares on a dollar-for-dollar basis and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the shares for more than one year.

In the case of a U.S. Holder that is a corporation owning at least 10 percent of Atlas shares by vote and value, a dividend received by such a U.S. Holder on a share of Atlas shares may be eligible for a dividends-received deduction with respect to the U.S. source portion of such dividends, if any. Such corporate U.S. Holders must have owned such shares for over 46 days during the 91-day period beginning on the date which is 45 days before the ex-dividend date. The Code also provides a dividends-received deduction for a dividend received from a “specified 10-percent owned foreign corporation” by a U.S. corporation that is a 10% U.S. Shareholder (as defined below under the special rules described in “Controlled Foreign Corporations”) with respect to the foreign-source portion of such dividend. However, the deduction for the foreign-source portion of dividends received by specified 10-percent owned foreign corporations is generally disallowed in its entirety if the common share with respect to which the dividend is paid is owned by such corporate U.S. Holder for less than 366 days during the 731-day period beginning on the date which is 365 days before the date on which the common share becomes ex-dividend with respect to such dividend.

A U.S. Holder that is a corporation should consider the effect of Section 246A of the Code, which reduces the dividend-received deduction allowed with respect to “debt-financed portfolio stock.” Furthermore, a U.S. Holder that is a corporation may be required to reduce its basis in Atlas shares as a result of the receipt of certain “extraordinary dividends.” Dividends paid with respect to Atlas shares should generally be treated as foreign source income and generally will be “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes, unless the source of Atlas’ income materially changes from the source of income derived by Seaspan’s historic activities.

Dividends received by a non-corporate U.S. Holder are taxed at ordinary income tax rates (currently, a maximum rate of 37%) unless such dividends constitute “qualified dividend income.” “Qualified dividend income” generally includes a dividend paid by a foreign corporation if (i) the stock with respect to which such dividend was paid is readily tradable on an established securities market in the U.S., (ii) the foreign corporation is not a PFIC for the taxable year during which the dividend is paid and the immediately preceding taxable year, (iii) the non-corporate U.S. Holder has owned the stock for more than 60 days during the 121-day period beginning 60 days before the date on which the stock become ex-dividend (and has not entered into certain risk limiting transactions with respect to such stock), and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Qualified dividend income is subject to the long-term capital gain tax rate, which is currently a maximum of 20%. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below. Because Atlas common shares will be traded on the NYSE, dividends paid to U.S. Holders that are U.S. citizens or individual residents should generally be qualified dividend income subject to the long-term capital gains tax rate. However, if the NYSE were to delist our shares from trading on its exchange, future dividends may not constitute qualified dividend income. See “Risk Factors” above.

Special rules may apply to any amounts received in respect of Atlas shares that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a share of common shares that is equal to or in excess of 10%, or with respect to a share of stock which is preferred as to dividends that is equal to or in excess of 5%, of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a U.S. Holder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on Atlas shares that is treated as “qualified dividend income,” then any loss recognized by an individual U.S. Holder from the sale or exchange of such shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Atlas Shares

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of a share of Atlas shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such shares (as reduced (but not below zero) by the amount of any distributions on Atlas shares that are treated as non-taxable returns of capital (as discussed under “—Distributions” above)). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates (currently, a maximum rate of 21%). If a corporate U.S. Holder recognizes a loss upon the disposition of Atlas shares, the corporate U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it may carry the capital loss back three years and forward five years.

As described above, long-term capital gains of non-corporate U.S. Holders are subject to the current favorable maximum tax rate of 20%. In addition, a 3.8% tax may apply to certain investment income. See “—Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of Atlas shares to the extent of capital gains plus up to US$3,000 (US$1,500 for married individuals filing separate tax returns) and may carry forward capital losses indefinitely.

Passive Foreign Investment Company Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held Atlas shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any subsidiary corporation in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services will not constitute passive income. By contrast, rental income will constitute “passive income” unless we are treated as deriving our rental income in the active conduct of a trade or business under applicable rules.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services. There is no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC. No assurance can be given, however, that this position would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year in which a U.S. Holder owned Atlas shares, the U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, the U.S. Holder may be able to make a “mark-to-market” election with respect to Atlas shares, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned Atlas shares, the U.S. Holder generally would be required to file IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such Atlas shares. It should also be noted that, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned Atlas shares and any of our non-U.S. subsidiaries were also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year and a U.S. Holder makes a timely QEF election (any such U.S. Holder, an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received any distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in Atlas shares will be increased to reflect taxed but undistributed earnings and profits. Distributions to the Electing Holder of our earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in Atlas shares and will not be taxed again once distributed. The Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of Atlas shares.

Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned Atlas shares and for which the U.S. Holder did not make a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” However, under certain circumstances, a U.S. Holder may be permitted to make a retroactive QEF election with respect to us for any open taxable years in the U.S. Holder’s holding period for Atlas shares in which we are treated as a PFIC. Additionally, to the extent that any of our subsidiaries is a PFIC, a U.S. Holder’s QEF election with respect to us would not be effective with respect to the U.S. Holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary would be required.

A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we were to determine that we are treated as a PFIC for any taxable year, we would notify all U.S. Holders and would provide all necessary information to any U.S. Holder that requests such information in order to make the QEF election described above with respect to us and the relevant subsidiaries. A QEF election would not apply to any taxable year for which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless the IRS consents to the revocation of the election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, subject to the possibility that publicly-traded stock may be delisted by a qualifying exchange, our publicly-traded stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to such stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s marketable stock at the end of the taxable year over the holder’s adjusted tax basis in such stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the marketable stock over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s marketable stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of marketable stock would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the marketable stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to marketable stock owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our stock is no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

Even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our marketable stock and for which the U.S. Holder did not make a timely mark-to-market election or a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.”

Additionally, to the extent that any of our subsidiaries is a PFIC, a “mark-to-market” election with respect to our marketable stock would not apply to the U.S. Holder’s deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on Atlas shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Atlas shares), and (2) any gain realized on the sale, exchange or other disposition of Atlas shares. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the Atlas shares;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Moreover, (i) any dividends received by a non-corporate U.S. Holder in a year in which we are a PFIC (or in which we were a PFIC in the preceding year) will not be treated as “qualified dividend income” and will be subject to tax at rates applicable to ordinary income and (ii) if a Non-Electing Holder who is an individual dies while owning Atlas shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such shares. Additionally, to the extent that any of our subsidiaries is a PFIC, the foregoing consequences would apply to the U.S. Holder’s deemed receipt of any excess distribution on, or gain deemed realized on the disposition of, the stock of such subsidiary deemed owned by the U.S. Holder.

If we are treated as a PFIC for any taxable year during the holding period of a U.S. Holder, unless the U.S. Holder makes a timely QEF election, or a timely “mark-to-market” election, for the first taxable year in which the U.S. Holder holds Atlas shares and in which we are a PFIC, we will continue to be treated as a PFIC for all succeeding years during which the U.S. Holder owns Atlas shares even if we are not a PFIC for such years. U.S. Holders are encouraged to consult their tax advisors with respect to any available elections that may be applicable in such a situation. In addition, U.S. Holders should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of shares in a PFIC.

Controlled Foreign Corporation

Special rules would apply if Atlas is classified as a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. Atlas will generally be classified as a CFC if more than 50% of its outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or constructively) by any U.S. person that owns directly, indirectly or constructively, 10% or more of the voting power of the issued and outstanding shares of Atlas or 10% or more of the total value of shares of all classes of stock of Atlas. A non-U.S. corporate subsidiary of Atlas would also be treated as a CFC. If Atlas and any of its non-U.S. corporate subsidiaries were to be classified as CFCs, a 10% U.S. Shareholder may be subject to U.S. federal income taxation at ordinary income tax rates on all or a portion of its pro rata share of the CFCs’ undistributed earnings and profits attributable to certain categories of passive income and certain other income described in Subpart F of the Code, and may also be subject to U.S. federal income taxation at ordinary income tax rates on any gain realized on a sale of our shares, to the extent of the current and accumulated earnings and profits of the CFCs attributable to such shares. For this purpose, a “10% U.S. Shareholder” is any U.S. person that owns directly or indirectly, 10% or more of the voting power of the issued and outstanding shares of Atlas or 10% or more of the total value of shares of all classes of stock of Atlas.

In addition, each person who is a 10% U.S. Shareholder of a CFC for a taxable year must include in gross income for U.S. federal income tax purposes such 10% U.S. Shareholder’s pro rata share of global intangible low-taxed income, or GILTI, for the taxable year. In general, GILTI with respect to a 10% U.S. Shareholder is the excess (if any) of its “net CFC tested income” (see below) over its “net deemed tangible income” (generally, representing a 10% deemed return on tangible business assets). A 10% U.S. Shareholder’s “net CFC tested income” is generally equal to the excess of its aggregate pro rata share of the “tested income” of each CFC with respect to which it is a 10% U.S. Shareholder over its aggregate pro rata share of the “tested loss” of each such CFC. The “tested income” or “tested loss” of a CFC is generally determined by subtracting from the CFC’s gross income (excluding any Subpart F income and certain other amounts) the amount of any deductions properly allocable to such gross income. If Atlas or one of its non-U.S. corporate subsidiaries is a CFC, any 10% U.S. Shareholder of Atlas who owns Atlas shares directly, or indirectly through non-U.S. entities, on the last day in such company’s taxable year on which it is a CFC must take into account its pro rata share (based on direct or indirect ownership of value) of such company’s “tested income” or “tested loss” for purposes of determining the amount of GILTI that such 10% U.S. Shareholder must include in gross income.

Based on information available as of the date hereof, we believe that Atlas and its non-U.S. corporate subsidiaries will be treated as CFCs in 2019 as a result of the total direct, indirect, and constructive ownership of Atlas by 10% U.S. Shareholders. It is unclear whether we would be treated as a CFC in future years. If Atlas or one of its non-U.S. corporate subsidiaries is a CFC, the rules relating to PFICs generally would not apply to a 10% U.S. Shareholder of such company.

The CFC rules are complex and U.S. Holders that are, or may be, 10% U.S. Shareholders are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over US$200,000 (US$250,000 in the case of joint filers). For these purposes, “net investment income” will generally include, among other things, dividends paid with respect to Atlas shares and net gain attributable to the disposition of Atlas shares (in each case, unless such shares are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such income or net gain.

United States Federal Income Taxation of Non-U.S. Holders

Distributions

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on distributions received with respect to Atlas shares if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Sale, Exchange or other Disposition of Atlas Shares

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of Atlas shares provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of Atlas shares is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of Atlas shares if they are present in the United States for 183 days or more during the taxable year of the disposition and meet certain other requirements.

Certain Information Reporting Requirements

Individual U.S. Holders (and to the extent specified in applicable Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,” including Atlas shares, whose aggregate value exceeds US$75,000 at any time during the taxable year or US$50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable Treasury Regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, Atlas shares, unless such shares are held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

U.S. Backup Withholding Tax and Related Information Reporting Requirements

In general, dividend payments and payments of proceeds from the disposition of Atlas shares made to a non-corporate U.S. Holder may be subject to information reporting requirements. Such payments may also be subject to backup withholding tax (currently at a rate of 24%) if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you are subject to backup withholding because you have previously failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	fail to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a credit of any amounts withheld against your liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

Taxation of Operating Income: In General

Under the Code, income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel, or the performance of services directly related to the use of a vessel, is treated as “Transportation Income.” Such Transportation Income can arise, for example, from the use (or hiring or leasing for use) of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses.

Transportation Income that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is considered to be 50% derived from sources within the United States (“U.S. Source International Transportation Income”). Transportation Income attributable to transportation that both begins and ends in the United States is considered to be 100% derived from sources within the United States (“U.S. Source Domestic Transportation Income”). Transportation Income that is attributable to transportation exclusively between non-U.S. destinations is considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally is not subject to U.S. federal income tax.

U.S. Source International Transportation Income generally is subject to a 4% U.S. federal income tax without allowance for deduction or, if such U.S. Source International Transportation Income is effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (presently imposed at a 21% rate) as well as a branch profits tax (presently imposed at a 30% rate on effectively connected earnings), unless the non-U.S. corporation qualifies for exemption from tax under Section 883 of the Code.

We anticipate that an election will be made to treat Seaspan as a disregarded entity for U.S. federal income tax purposes following the date of the holding company reorganization effective as part of the same plan as the holding company reorganization. Accordingly, the activities of Seaspan will be attributed to Atlas, and the income, including Transportation Income, derived by Seaspan will be treated as derived by Atlas.

Exemption of Operating Income From U.S. Federal Income Taxation

In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax (each as described below) on its U.S. Source International Transportation Income (the “Section 883 Exemption”). Under Section 883 of the Code, a foreign corporation will be exempt from U.S. federal income taxation on its U.S. Source International Transportation Income if:

(1)

it is organized in a “qualified foreign country,” which is one that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

(2)	one of the following tests is met:

(A)

more than 50% of the value of its shares is beneficially owned, directly or indirectly, by “qualified shareholders,” which as defined includes individuals who are “residents” of a qualified foreign country, which we refer to as the “50% Ownership Test”;

(B)	its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States, to which we refer to as the “Publicly-Traded Test”; or

(C)	it is a “controlled foreign corporation” and one or more qualified U.S. persons own more than 50 percent of the total value of all the outstanding stock, to which we refer to as the “CFC Test”.

The CFC Test requires that the non-U.S. corporation be treated as a CFC for U.S. federal income tax purposes for more than half of the days in the taxable year. In addition, more than 50% of the value of the shares of the CFC must be owned by qualified U.S. persons for more than half of the days during the taxable year concurrent with the period of time that such non-U.S. corporation qualifies as a CFC. For this purpose, a qualified U.S. person is defined as a U.S. citizen, a resident alien, a domestic corporation or domestic trust, in each case, if such U.S. person, and each intermediary in the chain of ownership between such non-U.S. corporation and the qualified U.S. person, provides such non-U.S. corporation with an ownership statement signed under penalty of perjury. Stock owned by or for a domestic partnership, taxable domestic trust, estate, mutual insurance company or similar entity is treated for these purposes as owned proportionately by its partners, beneficiaries, grantors or other interest holders.

For purposes of the Publicly-Traded Test, the Treasury Regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if, with respect to each class of stock relied upon to satisfy the “regularly traded” test (discussed below), the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country.

Under the Treasury Regulations, stock is considered to be “regularly traded” on an established securities market if one or more classes of stock representing more than 50% of outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market during the taxable year, which we refer to as the listing threshold.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than de minimis quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. The regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded during the taxable year on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of stock, which we refer to as the “5% Override Rule.”

If our 5% shareholders did own more than 50% of Atlas shares, then we would be subject to the 5% Override Rule unless we were able to establish that among the closely-held group of 5% shareholders, there are sufficient 5% shareholders that are qualified shareholders for purposes of Section 883 to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the total value of each class of Atlas shares for more than half the number of days during the taxable year. In order to establish this, sufficient 5% shareholders that are qualified shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders. These requirements are onerous and there is no guarantee that we would be able to satisfy them in all cases.

We believe that we have not earned any U.S. Source Domestic Transportation Income, and we expect that we will not earn any such income in future years. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of our U.S. Source International Transportation Income. Unless the exemption from tax under Section 883 of the Code, or the Section 883 Exemption, applies, our U.S. Source International Transportation Income generally will be subject to U.S. federal income taxation under either the net basis and branch profits tax or the 4% gross basis tax, each of which is discussed below.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an equivalent exemption. We also believe that we will be able to satisfy all substantiation, reporting and other requirements necessary to qualify for the Section 883 Exemption. Consequently, our U.S. Source International Transportation Income will be exempt from U.S. federal income taxation provided we satisfy the Publicly-Traded Test or the CFC Test and provided we file a U.S. federal income tax return to claim the Section 883 Exemption. We believe that we should satisfy the Publicly-Traded Test because our common shares (which represent more than 50 percent of the total combined voting power and value of all classes of our shares) will be primarily and regularly traded on an established securities market in the United States (and will not be treated as closely held, meaning that the 5% Override Rule is not expected to apply) within the meaning of the Section 883 Regulations. We can give no assurance, however, that changes in the trading, ownership or value of our common shares will permit us to continue to qualify for the Section 883 Exemption.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our gross U.S. Source International Transportation Income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.

Since under the sourcing rules described above, no more than 50% of our U.S. Source International Transportation Income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our U.S. Source International Transportation Income would never exceed 2% of our gross income under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 Exemption are unavailable and our U.S. Source International Transportation Income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. Source International Transportation Income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a 21% rate. In addition, we may be subject to the 30% “branch profits” tax on any earnings and profits effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. Source International Transportation Income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•

substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. In addition, Seaspan does not currently have a fixed place of business in the United States involved in earning shipping income. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. Source International Transportation Income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

If we qualify for the Section 883 Exemption, then gain realized from the sale of a vessel should likewise be exempt from U.S. federal income tax under Section 883 of the Code. Regardless of whether we will qualify for the Section 883 Exemption, we should not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided that such gain is not treated as effectively connected with the conduct of a U.S. trade or business. However, if we do not qualify for the Section 883 Exemption and gain realized on a sale of a vessel is treated as effectively connected with the conduct of a U.S. trade or business, then such gain may be subject to the net income and branch profits tax regime described above. To the extent possible, Atlas intends to structure the sales of our vessels so that the gain realized therefrom is not subject to U.S. federal income taxation. However, there is no assurance that we will be able to do so.